EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Wegener Corporation Reports Results for Fourth Quarter and Fiscal Year 2005

-	Improved revenues and improved operating loss
-	Valuation allowance of $4.7 million on deferred tax assets

(December 1, 2005) - DULUTH, Georgia - Wegener Corporation (Nasdaq: WGNR) a leading provider of television, audio and data distribution networks worldwide, today announced financial results for the fourth quarter and fiscal year ended September 2, 2005.

Revenues for the fourth quarter of fiscal 2005 increased $1.0 million or 27.0% to $4.9 million from $3.9 million for the same period in fiscal 2004. Revenues for fiscal 2005 increased $3.8 million or 21.0% to $21.9 million from $18.1 million in fiscal 2004. During the fourth quarter of fiscal 2005, Wegener recorded a non-cash income tax charge of $4,710,000, in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), to provide a full valuation allowance for net deferred tax assets. Net loss for the three months ended September 2, 2005, was $(5,292,000) or $(0.42) per diluted share compared to a net loss of $(647,000) or $(0.05) per diluted share for the three months ended September 3, 2004. Net loss for the year ended September 2, 2005, was $(5,671,000) or $(0.45) per diluted share compared to a net loss of $(2,108,000) or $(0.17) per diluted share for the year ended September 3, 2004.

The operating loss for the three months ended September 2, 2005, was $(900,000) compared to $(993,000) for the three months ended September 3, 2004. Operating loss for the year ended September 2, 2005, was $(1,470,000) compared to $(3,086,000) for the year ended September 3, 2004.

WEGENER’s eighteen month backlog on September 2, 2005 was $10.1 million. Total backlog at year-end was $24.0 million. Subsequent to fiscal 2005 year end, approximately $9.0 million in new orders have been booked.

In reference to the decision to place a full valuation allowance on the deferred tax assets, C. Troy Woodbury, Jr., Treasurer & Chief Financial Officer of Wegener Corporation stated, "Our assessment in applying SFAS No. 109, indicated that, due to recent cumulative losses, a full valuation allowance was required this quarter. The non-cash charge does not impact our cash flow or liquidity. The valuation allowance may be reversed in full when we establish a consistent pattern of revenue and earnings growth, along with sufficient booked orders for sustained profitability. We will utilize portions of the deferred tax assets to offset any income tax expense we may incur in future periods. We have $7,750,000 federal net operating loss carry-forwards that will expire during the period beginning fiscal 2021 through 2025.”

“Over the past several years, we have focused on investments in new technology rather than short-term profitability,” stated Robert Placek, CEO and Chairman of Wegener Corporation. “We believe that this focus will produce growth for WEGENER and ultimately be more rewarding for our shareholders.”

“Investors are attracted to companies like WEGENER because they see the potential for significant growth,” stated Ned Mountain, President and COO of WEGENER. “We are positioning ourselves and building momentum to do that. During fiscal 2005, we recorded 21 percent growth in revenue from fiscal 2004. We are investing heavily in technologies for the next generation of industry purchases and will likely need to continue that investment throughout fiscal 2006. We are exploring consumer products, such as the telecom settop, as well as additional markets for our current product lines. Because of the level of investment, we will likely remain unprofitable through the majority of fiscal 2006 until we can complete the first round of products with MPEG-4/H.264 technology and begin realizing a return on our investments from the next phase of technological advancements for the industry.”

Mr. Placek continued, “We are on the leading edge of a new technology cycle that will drive new and replacement purchases throughout our industry. MPEG-4/H.264 video compression offers similar potential to MPEG-2 technology, which drove complete equipment replacement throughout the industry over the last fifteen years. We want to ensure that WEGENER has products available as soon as MPEG-4/H.264 technology is ready for deployment. MPEG-4/H.264 compression reduces bandwidth utilization by almost half, which is significant for our customers. Their largest operating expense is often bandwidth, so a reduction by half is significant and provides the needed return on investment to drive sales. Alternately, the customers can upgrade their video to high definition and significantly increase its quality while maintaining similar bandwidth utilization to their current MPEG-2 standard definition utilization.

“In addition to MPEG-4, we are also investing in the diversification of the iPump® Media Server to alternate markets. As momentum has been building for iPump in the private network and enterprise markets, management has also identified similar needs in other market segments. Therefore we expanded the functionality of the iPump product for use in other markets where WEGENER has traditionally been strong - the broadcast markets of broadcast television, broadcast radio and broadcast news. With that diversification, WEGENER can now offer iPump products in multiple markets. With the new product plans in place, we booked more iPump orders during the first quarter of fiscal 2006 than we did during all of fiscal 2005. The new iPump products will begin shipping during fiscal 2006 and will begin driving revenue as they are released.”

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

This news release may contain forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements are subject to the safe harbors created thereby. Forward-looking statements may be identified by words such as "believes," "expects," "projects," "plans," "anticipates," and similar expressions, and include, for example, statements relating to expectations regarding future sales, income and cash flows. Forward-looking statements are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties including, but not limited to: customer acceptance and effectiveness of recently introduced products, development of additional business for the Company’s digital video and audio transmission product lines, effectiveness of the sales organization, the successful development and introduction of new products in the future, delays in the conversion by private and broadcast networks to next generation digital broadcast equipment, acceptance by various networks of standards for digital broadcasting, general market conditions which may not improve during fiscal year 2006 and beyond, and success of the Company’s research and development efforts aimed at developing new products. Discussion of these and other risks and uncertainties are provided in detail in the Company’s periodic filings with the SEC, including the Company’s most recent Form 10-K. Since these statements involve risks and uncertainties and are subject to change at any time, the Company’s actual results could differ materially from expected results. Forward-looking statements speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

_________________________________
CONTACT:
C. Troy Woodbury, Jr.
Treasurer and Chief Financial Officer
Wegener Corporation
(770) 814-4000

FAX (770) 623-9648
info@wegener.com
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WEGENER CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (in $000's except share data)

	September 2,	September 3,
	2005	2004
Assets

Current Assets
Cash and cash equivalents	$1,107	$1,521
Accounts receivable	2,309	2,480
Inventories	3,957	3,840
Deferred income taxes	—	2,199
Other	231	283

Total current assets	7,604	10,323

Property and equipment, net	2,521	2,699
Capitalized software costs, net	1,766	1,668
Deferred income taxes	—	1,970
Other assets	911	836

	$12,802	$17,496

Liabilities and Shareholder's Equity

Current liabilities
Accounts payable	$891	$1,294
Accrued expenses	2,432	1,719
Customer deposits	1,554	960

Total current liabilities	4,877	3,973

Commitments and contingencies

Shareholders’ equity
Common stock, $.01 par value; 20,000,000 shares
authorized; 12,579,051 and 12,526,051 shares
respectively, issued and outstanding	126	125
Additional paid-in capital	19,892	19,820
Deficit	(12,093)	(6,422)

Total shareholders’ equity	7,925	13,523

	$12,802	$17,496

WEGENER CORPORATION AND SUBSIDIARIES

Summarized Operations Data
(in $000's except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended

	September 2,	September 3,	September 2,	September 3,
	2005	2004	2005	2004

Revenue	$4,907	$3,864	$21,902	$18,104

Loss before income taxes	(909)	(1,010)	(1,502)	(3,139)

Income tax (expense)
benefit	(4,383)	363	(4,169)	1,031

Net loss	$(5,292)	$(647)	$(5,671)	$(2,108)

Net loss per share
Basic	$(0.42)	$(0.05)	$(0.45)	$(0.17)
Diluted	$(0.42)	$(0.05)	$(0.45)	$(0.17)

Shares used in per share calculation
Basic	12,576	12,526	12,562	12,457
Diluted	12,576	12,526	12,562	12,457